Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of Aixtron Aktiengesellschaft on Form F-4 of our report dated December 22, 2004, except for note 18, as to which the date is January 22, 2005, relating to the consolidated financial statements of Aixtron Aktiengesellschaft as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating the restatement of the financial statements), appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the references to us under the headings “Experts” in such Prospectus.

/s/    Deloitte & Touche GmbH

Wirtschaftsprüfungsgesellschaft

Hanover, Germany

February 7, 2005